Exhibit 99.1

For Release at 8:00AM EST on Monday, January 3, 2011

Gasco Energy Completes Planned Succession

King GrantNamed, Chief Executive Officer

DENVER—Monday, January 3, 2011 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today confirmed thatpreviously announced changes to its officers and directorsbecame effective as of January 1, 2011.

As part of a previously announced plan of succession, Charles B. Crowell, Gasco’s Chairman of the Board of Directors, retired as chief executive officer effective January 1, 2011.  At that time, W. King Grant, the Company’s current president and chief financial officer, was appointed as chief executive officer of Gasco.  Mr. Grant also serves as a member of the Board of Directors.  Mr. Grant has been an officer of the Company in various positions since July 2001 and has served as a director since September 2010.   The rest of the Gasco management team includes Mike Decker, Chief Operating Officer, Chuck Wilson, Vice President-Operations, and Peggy Herald, Vice President and Treasurer, who will serve as Gasco’s principal financial officer.

“The orderly plan of succession is now complete as King assumes the role of Gasco’s CEO,” said Mr. Crowell.”Under King’s leadership and direction, Gasco and its shareholders can expect continued sound management of the Company’s financial position and its assets.  The Board would like to reiterate its confidence in his abilities to guide Gasco as we look to capitalize on our California oil projects and on our large Uinta Basin leasehold position.”

“On behalf of the Board of Directors, I would like to thank Chuck for his service in 2010 as CEO of Gasco and for his continuedcontributions as a valued member of our Board,” said Mr. Grant.”Chuck and I will continue to work together to generate new oilfield opportunities for Gasco, while maintaining the fiscal discipline that is essential to our success. Mike Decker and I plan to improve the Company’s visibility on the Street by actively participating in industry conferences and by interacting with analysts and investors to further the Gasco story in 2011.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its activities in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044